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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in The AES Corporation's Registration Statement No. 33-49262, 333-26225, 333-28883, 333-28885, 333-30352, 333-38535, 333-57482, 333-66952, 333-66954, 333-82306, 333-83574, 333-84008, and 333-97707 on Form S-8, Registration Statement No. 333-64572 on Form S-3, Registration Statement No. 333-38924, 333-40870, 333-44698, 333-46564, 333-83767 on Form S-3/A, Registration Statement No. 333-45916 on Form S-4/A, of our report dated February 12, 2003 (March 14, 2003 as to Note 4, March 21, 2003 as to Notes 9 and 11, March 25, 2003 as to Note 22, and March 21, 2003 as to Note 2 of Schedule I) appearing in this Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
March 25, 2003

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  Exhibit 23.1